Exhibit 99.1

FOR IMMEDIATE RELEASE
Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 492-0505 www.metabolix.com

Investor Relations Contact:	Media Contact
Kathleen Heaney	Michael Fox
ICR	ICR
(203) 803-3585	(203) 682-8200
ir@metabolix.com

METABOLIX NAMES NEW PRESIDENT AND CEO

•                  COMPANY TO HOST CONFERENCE CALL TODAY

Cambridge, Massachusetts — May 3, 2007 — Metabolix Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for the world’s needs for plastics, fuels, and chemicals, announced today that Jay Kouba, Ph.D., Chairman of the Board, will assume the role of President and CEO, effective immediately.  Dr. Kouba is replacing James J. Barber, Ph.D., who today resigned as President, Chief Executive Officer and as a member of the Board of Directors. Dr. Barber served as President and CEO of Metabolix since January 2000.

Jay Kouba commented, “The world is now recognizing the tremendous potential for biobased solutions. Metabolix has developed the scientific, engineering and commercial capabilities to transform opportunities into real economic outcomes, and is already well on its way to commercializing its first platform with MirelTM natural plastics. In addition to Mirel natural plastics, we have tremendous opportunities to apply the same technology platform in biobased fuels and chemicals. I believe that the key to enhancing shareholder value is to execute the commercialization of Mirel and to extend the global scope and reach of the company.”

Dr. Kouba added, “I have been involved with Metabolix for five years, first with BP and more recently as a Board member. I look forward to continuing that involvement over the long term as Chairman of the Board and, during the next twelve months, as President and CEO.”

“We are delighted to have Jay assume the role of President and CEO,” commented Edward Muller, Chairman Emeritus of Metabolix.  “Jay’s knowledge and experience of technology, strategy, and marketing will be invaluable as Metabolix moves forward in commercializing biobased, sustainable solutions for plastics, fuels and chemicals.  Jay has not only run large organizations, but he has successfully led them through periods of significant growth and development.”

Mr. Muller further commented, “We have been extremely fortunate to have had Jim Barber lead the company for the past six years.  Jim led Metabolix from a private research-based company, through the initial public offering late last year, and the recent brand launch of Mirel natural plastics.  His commitment and expertise have been instrumental in guiding the development of Metabolix, and we appreciate all of the efforts he has made on the company’s behalf.”

Dr. Kouba has served as member of the Board of Directors of Metabolix since June 2006, and was appointed Chairman of the Board in April 2007.  Dr. Kouba brings a wealth of experience gained from a distinguished career in the petrochemical and polymer industries where he excelled in the development and implementation of growth strategies based on technology and marketing leadership.  He has held executive positions in business management, marketing, strategy and technology at Amoco, BP and Innovene.  Dr. Kouba received a B.S. in Chemistry from Stanford University, a Ph.D. in Chemistry from Harvard University and an M.B.A. from University of Chicago.

Conference Call Info

The Company will hold a conference call today at 5:00 p.m. (Eastern)  Hosting the call will be Jay Kouba, PhD, Chairman, President and CEO and Dr. Oliver Peoples, Co-founder and Chief Scientific Officer.  The call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the Investor Relations section or by clicking on the following link: http://viavid.net/dce.aspx?sid=00003EBF. For those who cannot listen live a telephonic replay will be available for one week beginning at 8:00 p.m on May 3, 2007.  The dial in number is 888-203-1112 or 719-457-0820 (international callers).  The passcode is 3707411.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company providing clean, sustainable solutions for the world’s needs for plastics, fuels, and chemicals.  The Company is taking a systems approach, from gene to end product, to integrate sophisticated biotechnology with advanced industrial practice, and is now developing and commercializing environmentally sustainable and totally biodegradable MirelTM natural plastics as a clean alternative to petroleum-based plastics.  In addition to its microbial fermentation platform for producing MirelTM natural plastics, Metabolix is also developing a proprietary platform technology for co-producing, in biomass energy crops such as switchgrass, natural plastics and biomass for biofuels such as ethanol and for chemical products. For more information, please visit www.metabolix.com. (MBLX-G)

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